Provident Energy Announces February Cash Distribution NEWS RELEASE NUMBER 06-04 February 5, 2004

CALGARY, ALBERTA - Provident Energy Trust (Provident) (TSX-PVE.UN; AMEX-PVX) today announced its February cash distribution will be CDN$0.12 per unit payable on March 15, 2004. February’s distribution is consistent with the distribution announced for the previous month.

February distributions will be paid to unitholders of record on February 19, 2004. The ex-distribution date will be February 17, 2004. For unitholders receiving their distribution in U.S. funds, the February 2004 cash distribution will be approximately US$0.09 based on an exchange rate of 1.3327. The actual U.S. dollar distribution will depend on the U.S./Canadian dollar exchange rate on the payment date and will be subject to applicable withholding taxes.

Provident Energy Trust is a Calgary-based, open-ended energy income trust that owns and manages an oil and gas production business and a midstream services business.  Provident’s energy portfolio is located in some of the more stable and predictable producing regions in western Canada. Provident provides monthly cash distributions to its unitholders and trades on the Toronto Stock Exchange and the American Stock Exchange under the symbols PVE.UN and PVX, respectively.

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Investor and Media Contact:                                                                    Corporate Head Office:
Jennifer Pierce                                                                                         700,  112 – 4th Avenue S.W.
Senior Manager                                                                                       Calgary, Alberta T2P 0H3
Investor Relations and Communications                                                    Phone: (403) 296-2233
Phone (403) 231-6736                                                                            Toll Free: 1-800-587-6299
Email: info@providentenergy.com                                                            Fax: (403) 261-6696
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